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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, Registration No. 333-84796) and related Prospectus of the J. M. Smucker Company for the registration of shares of its common stock and to the incorporation by reference therein of our report dated June 6, 2001, with respect to the consolidated financial statements of the J. M. Smucker Company incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2001 and our report dated July 19, 2001, with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Akron, Ohio
May 28, 2002